DIRECTV HOLDINGS LLC
(a wholly owned subsidiary of DIRECTV Group Holdings, LLC)

Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations
As of September 30, 2015 and December 31, 2014, and for
the three and nine months ended September 30, 2015 and 2014

DIRECTV HOLDINGS LLC
(a wholly owned subsidiary of DIRECTV Group Holdings, LLC)

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(Dollars in Millions)
Revenues	$6,718	$6,506	$19,886	$18,865
Operating costs and expenses
Costs of revenues, exclusive of depreciation and amortization expense
Broadcast programming and other	3,202	3,057	9,321	8,625
Subscriber service expenses	437	397	1,226	1,130
Broadcast operations expenses	78	74	235	221
Selling, general and administrative expenses, exclusive of depreciation and amortization expense
Subscriber acquisition costs	836	776	2,221	2,085
Upgrade and retention costs	321	347	930	942
General and administrative expenses	395	307	1,011	897
Depreciation and amortization expense	434	435	1,305	1,290
Total operating costs and expenses	5,703	5,393	16,249	15,190
Operating profit	1,015	1,113	3,637	3,675
Interest income	1	1	5	2
Interest expense	(250)	(204)	(704)	(669)
Other, net	11	5	31	24
Income before income taxes	777	915	2,969	3,032
Income tax expense	(277)	(336)	(1,089)	(1,124)
Net income	$500	$579	$1,880	$1,908
_________________________
The accompanying notes are an integral part of these Consolidated Financial Statements.

DIRECTV HOLDINGS LLC
(a wholly owned subsidiary of DIRECTV Group Holdings, LLC)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(Dollars in Millions)
Net income	$500	$579	$1,880	$1,908
Other comprehensive income (loss), net of taxes:
Cash flows hedges:
Unrealized losses arising during the period	(63)	(49)	(101)	(50)
Reclassification adjustments included in net income	39	94	59	58
Other comprehensive income (loss)	(24)	45	(42)	8
Comprehensive income	$476	$624	$1,838	$1,916
_________________________
The accompanying notes are an integral part of these Consolidated Financial Statements.

DIRECTV HOLDINGS LLC
(a wholly owned subsidiary of DIRECTV Group Holdings, LLC)

CONSOLIDATED BALANCE SHEETS
(Unaudited)
	September 30, 2015	December 31, 2014
	(Dollars in Millions)
ASSETS
Current assets
Cash and cash equivalents	$107	$3,211
Accounts receivable, net of allowances of $91 and $85	2,152	2,354
Inventories	465	270
Prepaid expenses and other	648	804
Total current assets	3,372	6,639
Satellites, net	1,645	1,717
Property and equipment, net	3,885	3,891
Goodwill	3,191	3,191
Intangible assets, net	504	512
Investments and other assets	726	769
Total assets	$13,323	$16,719
LIABILITIES AND OWNER'S DEFICIT
Current liabilities
Accounts payable and accrued liabilities	$5,876	$4,048
Unearned subscriber revenues and deferred credits	567	398
Current debt	—	1,200
Total current liabilities	6,443	5,646
Long-term debt	16,989	19,327
Deferred income taxes	1,691	1,769
Other liabilities and deferred credits	927	687
Commitments and contingencies
Owner's deficit
Common stock and additional paid-in capital	29	432
Accumulated deficit	(12,759)	(11,187)
Accumulated other comprehensive income	3	45
Total owner's deficit	(12,727)	(10,710)
Total liabilities and owner's deficit	$13,323	$16,719
_________________________
The accompanying notes are an integral part of these Consolidated Financial Statements.

DIRECTV HOLDINGS LLC
(a wholly owned subsidiary of DIRECTV Group Holdings, LLC)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Nine Months Ended September 30,
	2015	2014
	(Dollars in Millions)
Cash Flows From Operating Activities
Net income	$1,880	$1,908
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	1,305	1,290
Amortization of deferred revenues and deferred credits	(42)	(37)
Share-based compensation expense	86	55
Deferred income taxes	86	95
Excess tax benefit from share-based compensation	(23)	(18)
Other	(20)	(3)
Change in other operating assets and liabilities:
Accounts receivable	261	136
Inventories	(195)	7
Prepaid expenses and other	172	42
Accounts payable and accrued liabilities	(388)	(480)
Unearned subscriber revenue and deferred credits	169	178
Other, net	127	50
Net cash provided by operating activities	3,418	3,223
Cash Flows From Investing Activities
Cash paid for property and equipment	(574)	(514)
Cash paid for subscriber leased equipment - subscriber acquisitions	(343)	(375)
Cash paid for subscriber leased equipment - upgrade and retention	(215)	(348)
Cash paid for satellites	(47)	(52)
Investment in companies, net of cash acquired	(18)	(1)
Proceeds from sale of investments	2	16
Other	3	—
Net cash used in investing activities	(1,192)	(1,274)
Cash Flows From Financing Activities
Repayment of long-term debt	(3,450)	(1,000)
Repayment of other long-term obligations	(20)	(21)
Cash dividends to Parent	(3,950)	(1,500)
Net borrowings from AT&T	2,207	—
Proceeds from short-term borrowings	—	300
Repayment of short-term borrowings	—	(371)
Proceeds from long-term debt	—	1,245
Debt issuance costs	—	(7)
Excess tax benefit from share-based compensation	23	18
Other, net	(140)	(45)
Net cash used in financing activities	(5,330)	(1,381)
Net increase (decrease) in cash and cash equivalents	(3,104)	568
Cash and cash equivalents at beginning of the period	3,211	797
Cash and cash equivalents at end of the period	$107	$1,365
Supplemental Cash Flow Information
Cash paid for interest	$825	$784
Cash paid for income taxes	672	927
_________________________
The accompanying notes are an integral part of these Consolidated Financial Statements.

DIRECTV HOLDINGS LLC
(a wholly owned subsidiary of DIRECTV Group Holdings, LLC)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1: Description of Business and Basis of Presentation
On July 24, 2015, DIRECTV completed a merger transaction under which DIRECTV merged into Steam Merger Sub, LLC, a wholly owned direct subsidiary of AT&T Inc., or AT&T. Following the completion of the merger, or the Closing, Steam Merger Sub, LLC (a successor in interest to DIRECTV) was renamed DIRECTV Group Holdings, LLC.
DIRECTV Holdings LLC is an indirect, wholly owned subsidiary of DIRECTV Group Holdings, LLC and consists of DIRECTV Enterprises, LLC and DIRECTV, LLC and their wholly owned subsidiaries and DIRECTV Financing Co., Inc. We sometimes refer to DIRECTV Holdings LLC as DIRECTV Holdings, DIRECTV U.S., we or us and we sometimes refer to DIRECTV for periods prior to the Closing, and to DIRECTV Group Holdings, LLC for periods subsequent to the Closing, as our Parent. We are the largest provider of direct-to-home, or DTH, digital television services and together with the Uverse service offered by AT&T, the largest provider in the multi-channel video programming distribution industry in the United States.

We have prepared the accompanying unaudited consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, or GAAP, for interim financial reporting.  These financial statements have been prepared on a historical basis and do not include acquisition accounting or conforming accounting and metric calculation policy changes resulting from the close of the merger transaction with AT&T.  In the opinion of management, all adjustments (consisting only of normal recurring items) that are necessary for a fair presentation have been included. The results for interim periods are not necessarily indicative of results that may be expected for any other interim period or for the full year. For further information, refer to the consolidated financial statements and footnotes thereto issued for the year ended December 31, 2014, and all of our Parent's and AT&T's SEC filings filed with the SEC after such date and through the date of this report. Effective November 9, 2015, our Parent is no longer an SEC registrant and neither it or any of its subsidiaries, including DIRECTV Holdings, is required to make current or periodic filings under the Securities and Exchange Act of  1934, as amended.
Certain prior year amounts have been changed to conform to current year presentation.
We prepare our consolidated financial statements in conformity with GAAP, which requires us to make estimates and assumptions that affect amounts reported herein. We base our estimates and assumptions on historical experience and on various other factors that we believe to be reasonable under the circumstances. Due to the inherent uncertainty involved in making estimates, our actual results reported in future periods may be affected by changes in those estimates.
Note 2: New Accounting Standards
Revenue Recognition.  In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2014-09, "Revenue from Contracts with Customers (Topic 606)" (ASU 2014-09), which replaces existing revenue recognition rules with a comprehensive revenue measurement and recognition standard and expanded disclosure requirements. ASU 2014-09 becomes effective for annual reporting periods beginning after December 15, 2017, following the July 2015 approval of a one-year deferral of the effective date by the FASB. We continue to evaluate the impact of this new standard on our consolidated financial statements.

Long-Term Debt and Debt Issuance Costs.  In April 2015, the FASB issued ASU No. 2015-03, "Interest—Imputation of Interest: Simplifying the Presentation of Debt Issuance Costs" (ASU 2015-03), which will result in the reclassification of debt issuance costs from "Other Assets" to inclusion as a reduction of our reportable "Long-Term Debt" balance on our consolidated balance sheets. Since ASU 2015-03 does not address deferred issuance costs for line-of-credit arrangements, the FASB issued ASU No. 2015-15, "Interest—Imputation of Interest:  Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements" ("ASU 2015-15"), in August 2015. ASU 2015-15 allows a company to defer debt issuance costs associated with line-of-credit arrangements, including arrangements with no outstanding borrowings, classify them as an asset, and amortize them over the term of the arrangements. ASU 2015-03 becomes effective January 1, 2016, subject to early adoption, and will require full retrospective application. We do not expect these new standards to have a material impact on our Consolidated Balance Sheets.

                Business Combinations.  In September 2015, the FASB issued ASU No 2015-16, "Business Combinations—Simplifying the Accounting for Measurement-Period Adjustments" (ASU 2015-16), which will result in the ability to recognize, in current-period earnings, any changes in provisional amounts during the measurement period after the closing of an acquisition, instead of retroactively accounting for these changes. ASU 2015-16 becomes effective January 1, 2016, subject to early adoption, and will require prospective application to adjustments to provisional amounts that occur after the effective date of ASU 2015-16. We are evaluating the impact of the new standard on our operating results.

DIRECTV HOLDINGS LLC
(a wholly owned subsidiary of DIRECTV Group Holdings, LLC)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(continued)
(Unaudited)

Note 3: Debt
The following table sets forth our outstanding debt as of:
	September 30, 2015	December 31, 2014
	(Dollars in Millions)
Current debt
Current portion of long-term debt	$—	$1,200
Long-term debt
Senior notes	16,989	19,327
Total debt	$16,989	$20,527
The amount of interest accrued related to our outstanding debt was $130 million at September 30, 2015 and $278 million at December 31, 2014.
Senior Notes
Nine Months Ended September 30, 2015 Financing Transactions
In March 2015, we repaid the 3.550% senior notes due in 2015, or the 2015 Notes, for the unpaid principal balance of $1,200 million, together with accrued and unpaid interest as of that date, as required by the indenture for the 2015 Notes.

In September 2015, we redeemed the outstanding 3.125% senior notes due 2016 and 3.500% senior notes due 2016 ("the 2016 Notes"). The aggregate principal amount of these 2016 Notes outstanding was $2,250 million and we made a cash payment of $2,283 million in the third quarter of 2015 to redeem such Notes.

Nine Months Ended September 30, 2014 Financing Transactions
On March 17, 2014, we issued, pursuant to a registration statement, $1,250 million in aggregate principal of 4.450% senior notes due in 2024 with proceeds, net of an original issue discount, of $1,245 million. We incurred $7 million of debt issuance costs in connection with this transaction.

On March 20, 2014, we exercised our early redemption right under the indenture of the 4.750% senior notes due in 2014 (the "2014 Notes") effective April 24, 2014. The redemption price was based on the remaining scheduled payments of principal and interest using a discount rate equal to the Treasury Rate (as defined in the indenture governing the 2014 Notes) plus 40 basis points, together with accrued and unpaid interest as of April 24, 2014. The aggregate principal amount of the 2014 Notes outstanding on March 20, 2014 was $1,000 million and we made a cash payment of $1,022 million in the second quarter of 2014 to redeem the 2014 Notes.

DIRECTV HOLDINGS LLC
(a wholly owned subsidiary of DIRECTV Group Holdings, LLC)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(continued)
(Unaudited)

The following table sets forth our outstanding senior notes:
	Principal amount	Carrying value, net of unamortized original issue discounts
	September 30, 2015	September 30, 2015	December 31, 2014
	(Dollars in Millions)
3.550% senior notes due in 2015	$—	$—	$1,200
3.125% senior notes due in 2016	—	—	750
3.500% senior notes due in 2016	—	—	1,499
2.400% senior notes due in 2017	1,250	1,250	1,249
1.750% senior notes due in 2018	750	747	746
5.875% senior notes due in 2019	1,000	997	996
5.200% senior notes due in 2020	1,300	1,299	1,299
4.600% senior notes due in 2021	1,000	1,000	999
5.000% senior notes due in 2021 (1)	1,500	1,507	1,506
3.800% senior notes due in 2022 (1)	1,500	1,520	1,520
2.750% senior notes due in 2023 (2)	559	556	602
4.450% senior notes due in 2024 (1)	1,250	1,286	1,285
3.950% senior notes due in 2025	1,200	1,192	1,192
4.375% senior notes due in 2029 (2)	1,135	1,124	1,157
5.200% senior notes due in 2033 (2)	529	527	543
6.350% senior notes due in 2040	500	500	500
6.000% senior notes due in 2040	1,250	1,236	1,236
6.375% senior notes due in 2041	1,000	1,000	1,000
5.150% senior notes due in 2042	1,250	1,248	1,248
Total senior notes	$16,973	$16,989	$20,527
(1) The carrying values as of September 30, 2015 and December 31, 2014 include the following fair value adjustments, respectively: increases of $11 million and $10 million for the 5.000% senior notes due in 2021, increases of $20 million and $20 million for the 3.800% senior notes due in 2022 and increases of $40 million and $39 million for the 4.450% senior notes due in 2024.
(2) These amounts reflect the remeasurement of the aggregate principal and carrying value of our foreign currency denominated senior notes to U.S. dollars based on the exchange rates in effect at each of the dates presented.

The fair value of our senior notes was approximately $17,623 million at September 30, 2015 and $22,044 million at December 31, 2014. We calculated the fair values based on quoted market prices of our senior notes, which is a Level 1 input under accounting guidance for fair value measurements of assets and liabilities.

DIRECTV HOLDINGS LLC
(a wholly owned subsidiary of DIRECTV Group Holdings, LLC)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(continued)
(Unaudited)

All of our senior notes were issued by us and were registered under the Securities Act of 1933, as amended. Effective November 9, 2015, all of our senior notes were deregistered with the SEC.
The principal amount of our senior notes which have not been redeemed mature as follows: $1,250 million in 2017, $750 million in 2018, $1,000 million in 2019, $1,300 million in 2020 and $12,673 million thereafter.
Revolving Credit Facilities and Commercial Paper
Concurrent with the AT&T merger transaction close on July 24, 2015, we terminated our revolving credit facilities and commercial paper program which included the ability for us to borrow up to $2.5 billion.
Covenants and Restrictions
The senior notes include covenants that limit our ability to, among other things, (i) incur certain liens, (ii) engage in certain sale leaseback transactions, and (iii) merge, consolidate or sell substantially all of our assets. If we fail to comply with these covenants, all or a portion of our borrowings under the senior notes could become immediately payable. The senior notes provide that the borrowings may be required to be prepaid if certain change‑in‑control events, coupled with a ratings decline, occur.
DIRECTV Group Holdings, LLC Guarantors.    Following the close of the AT&T merger transaction discussed in Note 1 of the Notes to the Consolidated Financial Statements, DIRECTV Group Holdings, LLC assumed as the successor of DIRECTV the guarantee of the senior notes on the terms set forth in the respective Supplemental Indentures and the Guarantee, dated as of July 24, 2015, with respect to each Supplemental Indenture (collectively, the "Guarantees"). For further information, refer to the Form 8‑K filed with the SEC on July 24, 2015 by AT&T.
DIRECTV Group Holdings, LLC guarantees all of the senior notes outstanding, jointly and severally with our material domestic subsidiaries. DIRECTV Group Holdings, LLC unconditionally guarantees that the principal and interest on the respective senior notes will be paid in full when due and that the obligations of the Co‑Issuers to the holders of the outstanding senior notes will be performed.
As a result of the Guarantees, holders of the senior notes may have the benefit of DIRECTV Group Holdings, LLC 's interests in the assets and related earnings of our operations that are not held through us. Those operations are primarily our DTH digital television services throughout Latin America which are held by DIRECTV Latin America and our regional sports networks which are held by DIRECTV Sports Networks, LLC, or DSN. However, the subsidiaries that own and operate the DIRECTV Latin America business and the regional sports networks have not guaranteed the senior notes.
The Guarantees are unsecured senior obligations of DIRECTV Group Holdings, LLC and rank equally in right of payment with all of DIRECTV Group Holdings, LLC's existing and future senior debt and rank senior in right of payment to all of DIRECTV Group Holdings, LLC 's future subordinated debt, if any. The Guarantees are effectively subordinated to all existing and future secured obligations, if any, of DIRECTV Group Holdings, LLC to the extent of the value of the assets securing the obligations. DIRECTV Group Holdings, LLC is not subject to the covenants contained in the indentures governing the senior notes and the Guarantees will terminate and be released on the terms set forth in each of the indentures.

DIRECTV HOLDINGS LLC
(a wholly owned subsidiary of DIRECTV Group Holdings, LLC)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(continued)
(Unaudited)

Note 4: Derivative Financial Instruments
We use derivative financial instruments primarily to manage the risks associated with fluctuations in foreign currency exchange rates and interest rates. We do not use derivatives for trading or speculative purposes. We record derivative financial instruments in the Consolidated Balance Sheets as either assets or liabilities at fair value. We calculate the fair value of derivative contracts using an income‑approach model (discounted cash flow analysis), the use of which is considered a Level 2 valuation technique, using observable inputs, such as yield curves, foreign currency exchange rates, and incorporating counterparty credit risk, as applicable. For derivative financial instruments designated as fair value hedges, the change in the fair value of both the derivative instrument and the hedged item are recognized in earnings in the current period. For derivative financial instruments designated as cash flow hedges, the effective portion of the unrealized gains or losses on the derivative financial instruments are initially reported in "Accumulated other comprehensive income" in the Consolidated Balance Sheets, and subsequently reclassified to earnings in the same periods during which the hedged item affects earnings. The ineffective portion of the unrealized gains and losses on these derivative financial instruments, if any, is recorded immediately in earnings. We evaluate the effectiveness of our derivative financial instruments at inception and on a quarterly basis.
The following table sets forth the fair values of assets and liabilities associated with the derivative financial instruments as of:
	Assets		Liabilities
	September 30, 2015	December 31, 2014	September 30, 2015	December 31, 2014
	(Dollars in millions)
Cash flow hedges:
Cross-currency swap contracts	$—	$8	$89	$24
Foreign exchange contracts	—	—	1	—
Fair value hedges:
Interest rate swap contracts	—	12	—	6
Total derivative financial instruments	$—	$20	$90	$30
The fair values of the assets associated with derivative financial instruments are recorded in "Investments and other assets" in the Consolidated Balance Sheets and the fair value of the liabilities associated with derivative financial instruments are recorded in "Other liabilities and deferred credits" in the Consolidated Balance Sheets.
The following table sets forth the notional amounts of outstanding derivative financial instruments as of:
	September 30, 2015	December 31, 2014
	(Dollars in millions)
Cash flow hedges:
Cross-currency swap contracts	$2,267	$2,418
Foreign exchange contracts	23	—
Fair value hedges:
Interest rate swap contracts	—	3,000
Total notional amount of derivative financial instruments	$2,290	$5,418
Collateral Arrangements.    We have agreements with our derivative instrument counterparties that include collateral provisions which require a party with an unrealized loss position in excess of certain thresholds to post cash collateral for the amount in excess of the threshold. The threshold levels in our collateral agreements are based on each party's credit ratings. We held no cash collateral from counterparties as of September 30, 2015 and December 31, 2014. We did not have any cash collateral posted with counterparties as of September 30, 2015 and December 31, 2014. We do not offset the fair value of collateral, whether the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable), against the fair value of the derivative instruments.

DIRECTV HOLDINGS LLC
(a wholly owned subsidiary of DIRECTV Group Holdings, LLC)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(continued)
(Unaudited)

Cross-Currency Swap Contracts
In a series of financing transactions, we issued, pursuant to a U.S. registration statement, the following senior notes: £750 million in aggregate principal of 4.375% senior notes due in 2029, €500 million in aggregate principal of 2.750% senior notes due in 2023 and £350 million in aggregate principal of 5.200% senior notes due in 2033. In connection with the issuance of these senior notes, we entered into cross-currency swap contracts to manage the related foreign exchange risk by effectively converting all of the fixed-rate British pound sterling and fixed-rate Euro denominated debt, including annual interest payments and the payment of principal at maturity, to fixed-rate U.S. dollar denominated debt.  During the third quarter of 2015, we settled cross currency swaps with a notional amount of $2,418 million and entered into new cross currency swaps with a notional amount of $2,267 million. In connection with this transaction, we made a cash payment of $111 million, which is included in "Net cash used in financing activities" in the Consolidated Statements of Cash Flows. These cross-currency swaps are designated and qualify as cash flow hedges. The terms of the cross-currency swap contracts correspond to the related hedged senior notes and have maturities ranging from May 2023 to November 2033.

We calculate the fair value of the cross-currency swap contracts using an income-approach model (discounted cash flow analysis), the use of which is considered a Level 2 valuation technique, using observable inputs, such as foreign currency exchange rates, swap rates, cross-currency basis swap spreads and incorporating counterparty credit risk.

During the nine months ended September 30, 2015, we recorded net remeasurement gains of $95 million in "Other, net" in the Consolidated Statements of Operations related to the remeasurement of the hedged senior notes. To offset these remeasurement gains, we reclassified $95 million ($59 million after tax) from "Accumulated other comprehensive income" in the Consolidated Balance Sheets to "Other, net" in the Consolidated Statements of Operations. During the nine months ended September 30, 2014, we recorded net remeasurement losses of $92 million in "Other, net" in the Consolidated Statements of Operations related to the remeasurement of the hedged senior notes. To offset these remeasurement losses, we reclassified $92 million ($58 million after tax) from "Accumulated other comprehensive income" in the Consolidated Balance Sheets to "Other, net" in the Consolidated Statements of Operations. These reclassifications eliminate the impact of the remeasurement of the hedged senior notes from our results of operations.
Interest Rate Lock Contracts
Periodically we entered into interest rate lock contracts such as forward starting swaps and treasury locks to hedge against changes in interest payments attributable to changes in the benchmark interest rate during the period leading up to a forecasted issuance of fixed rate debt. These interest rate locks are designated and qualify as cash flow hedges. On March 17, 2014, we issued $1,250 million in aggregate principal of 4.450% senior notes due in 2024. In connection with this transaction, we settled all then-outstanding forward-starting interest rate swaps, which were previously entered into to protect against unfavorable interest rate changes related to the forecasted issuance of debt. These interest rate swaps were designated and qualified as cash flow hedges. As a result of settling these forward-starting interest rate swaps, we recognized $1 million of ineffectiveness in earnings during 2014. As of September 30, 2015, we had $8 million in "Accumulated other comprehensive income" in the Consolidated Balance Sheets related to these forward-starting interest rate swaps that is being recognized as interest expense over the term of the 4.450% senior notes due in 2024.

DIRECTV HOLDINGS LLC
(a wholly owned subsidiary of DIRECTV Group Holdings, LLC)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(continued)
(Unaudited)

Fixed-to-Floating Interest Rate Swap Contracts
We have entered into fixed-to-floating interest rate swap contracts from time to time in order to manage out interest rate exposure. We designate such swaps as fair value hedges. Depending on market conditions, the mix of our fixed interest rate and floating interest rate debt and other factors, we may periodically discontinue these fair value hedges and terminate our fixed-to-floating interest rate swap contracts by settling the contracts or by entering into offsetting contracts.
During 2014, we entered into interest rate swap contracts with a total notional amount of $3,000 million, converting a portion of the total aggregate principal amounts of the 5.000% senior notes due in 2021, the 3.800% senior notes due in 2022 and the 4.450% senior notes due in 2024 from a fixed to floating interest rate. In January 2015, we discontinued the fair value hedges and settled these fixed-to-floating interest rate swap contracts. As a result of these settlements, we received cash proceeds of $18 million, which are included in "Net cash provided by operations" in the Consolidated Statements of Cash Flows.

As of September 30, 2015, there was $71 million of favorable adjustments to the carrying value of the senior notes, which will be amortized to "Interest expense" in the Consolidated Statements of Operations over the remaining term of the hedged senior notes. We calculated the fair value of the interest rate swap contracts using an income-approach model (discounted cash flow analysis), the use of which is considered a Level 2 valuation technique, using observable inputs, such as yield curves. In connection with the settlement of the fixed-to-floating interest rate swap contracts, we recognized a $2 million gain in "Other, net" in the Consolidated Statements of Operations for the quarter ended March 31, 2015. The periodic interest settlements for the interest rate swap contracts are recorded in "Interest expense" in the Consolidated Statements of Operations.

Note 5: Contingencies
Litigation

Litigation is subject to uncertainties and the outcome of individual litigated matters is not predictable with assurance. Various legal actions, claims and proceedings are pending against us arising in the ordinary course of business. We have established loss provisions for matters in which losses are probable and can be reasonably estimated. Some of the matters may involve compensatory, punitive, or treble damage claims, or demands that, if granted, could require us to pay damages or make other expenditures in amounts that could not be estimated at September 30, 2015. After discussion with counsel representing us in those actions, it is the opinion of management that such litigation is not expected to have a material effect on our consolidated financial statements. We expense legal costs as incurred.
NFL Sunday Ticket Litigation. More than a dozen putative class actions have been filed in the U.S. District Courts for the Central District of California and the Southern District of New York against DIRECTV and the National Football League, or NFL, alleging that the NFL and DIRECTV violated federal antitrust law in connection with the NFL Sunday Ticket package. Among other things, the complaints allege that plaintiffs have been overcharged for the televised presentation of out-of-market NFL games due to DIRECTV's exclusive agreement with the NFL to broadcast out-of-market games through the Sunday Ticket package. The complaints seek unspecified treble damages and attorneys' fees along with injunctive relief. The first complaint, Abrahamian v. National Football League, Inc., et al., was served in June 2015. We vigorously dispute these allegations.
Major League Baseball Litigation.   A class was certified by Judge Shira Scheindlin in the case Garber v. Office of the Commissioner of Baseball, 12-cv-3704 (SAS), filed in May 2012 in federal court for the Southern District of New York. Judge Scheindlin ruled that the plaintiffs are entitled to seek an injunction on behalf of a class of subscribers who purchased MLB Extra Innings or MLB.TV from DIRECTV, Comcast and MLB, to prevent MLB from enforcing league rules that grant member teams exclusive home team territories. The Judge also ruled that the plaintiffs were not entitled to seek damages on behalf of the class. A trial is scheduled for January 2016. The defendants intend to defend the case and pursue appeals to reverse the numerous errors of law that formed the bases of the trial court's orders.

DIRECTV HOLDINGS LLC
(a wholly owned subsidiary of DIRECTV Group Holdings, LLC)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(continued)
(Unaudited)

Intellectual Property Litigation.    We are a defendant in several unrelated lawsuits claiming infringement of various patents relating to various aspects of our businesses. In certain of these cases other industry participants are also defendants, and also in certain of these cases we expect that any potential liability would be the responsibility of our equipment vendors pursuant to applicable contractual indemnification provisions. Further, in certain of these cases, suppliers of equipment to DIRECTV are also defendants, and DIRECTV has contractual obligations to indemnify and hold harmless those suppliers in those cases. To the extent that the allegations in these lawsuits can be analyzed by us at this stage of their proceedings, we believe the claims are without merit and intend to defend the actions vigorously. We have determined the likelihood of a material liability in such matters is remote or have made appropriate accruals and the final disposition of these claims is not expected to have a material effect on our consolidated financial position. However, if an adverse ruling is made in a lawsuit involving key intellectual property, such ruling could possibly be material to our consolidated results of operations of any one period. No assurance can be given that any adverse outcome would not be material to our consolidated financial position.
Early Cancellation Fees.    As previously reported, in 2008, a number of plaintiffs filed putative class action lawsuits in state and federal courts challenging the early cancellation fees we assess our customers when they do not fulfill their programming commitments. We have reached a settlement with the individual plaintiffs in the federal cases. In the California state court action, the United States Supreme Court agreed to review the California Court of Appeal's opinion affirming the denial of our motion to compel arbitration. We believe that our early cancellation fees are adequately disclosed, and represent reasonable estimates of the costs we incur when customers cancel service before fulfilling their programming commitments.
        State and Federal Inquiries.    From time to time, we receive investigative inquiries or subpoenas from state and federal authorities with respect to alleged violations of state and federal statutes. These inquiries may lead to legal proceedings in some cases.
FTC Litigation.   In March 2015, the Federal Trade Commission (FTC) filed a civil suit in the U.S. District Court for the Northern District of California against DIRECTV and DIRECTV,  LLC seeking injunctive relief and unspecified money damages under Section 5 of the Federal Trade Commission Act and Section 4 of the Restore Online Shoppers' Confidence Act. The FTC's allegations concern DIRECTV's advertising, marketing and sale of programming packages. The FTC alleges that DIRECTV did not adequately disclose all relevant terms. We are disputing these allegations vigorously.
        Waste Disposal Inquiry.    In August 2012, we received from the State of California subpoenas and interrogatories related to our generation, handling, record keeping, transportation and disposal of hazardous waste, including universal waste, in the State of California, and the training of employees regarding the same. The investigation is jointly conducted by the Office of the Attorney General and the District Attorney for Alameda County and appears to be part of a broader effort to investigate waste handling and disposal processes of a number of industries. We are continuing to review our policies and procedures applicable to all facilities, cooperating with the investigation and recently began discussions with regulators directed at reaching resolution of this matter.
        Other.    We are subject to other legal proceedings and claims that arise in the ordinary course of our business. The amount of ultimate liability with respect to such actions is not expected to materially affect our financial position, results of operations or liquidity.

Satellites
We may purchase in-orbit and launch insurance to mitigate the potential financial impact of satellite launch and in-orbit failures if the premium costs are considered economic relative to the risk of satellite failure. The insurance generally covers a portion of the unamortized book value of covered satellites. We do not insure against lost revenues in the event of a total or partial loss of the capacity of a satellite. We generally rely on in-orbit spare satellites and excess transponder capacity at key orbital slots to mitigate the impact a satellite failure could have on our ability to provide service. At September 30, 2015, the net book value of in-orbit satellites was $1,645 million, all of which was uninsured.

DIRECTV HOLDINGS LLC
(a wholly owned subsidiary of DIRECTV Group Holdings, LLC)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(continued)
(Unaudited)

Note 6: Related Party Transactions
In the ordinary course of our operations, we enter into transactions with related parties as discussed below.
The majority of payments under contractual arrangements with related parties include the purchase of services from AT&T and multi-year programming contracts. Payments under these multi- year programming contracts are typically subject to annual rate increases and are based on the number of subscribers receiving the related programming.
AT&T
Following the close of the AT&T merger transaction on July 24, 2015, AT&T became a related party. Transactions with AT&T include the receipt and payment of commissions, integrated billings, as well as the purchase of Internet, wireless and phone services from AT&T.
We have a revolving Credit Agreement, or Agreement, with AT&T to provide unsubordinated short-term financing. Our borrowings are due on demand. This Agreement allows for an available line of credit of $10,000 million, at a rate equal to the published Prime Rate. Interest on our borrowings from AT&T is calculated based on the daily outstanding balance.

In addition to the borrowing provisions, our short-term cash surplus, if any, is swept on a daily basis pursuant to the terms of the Agreement. Interest earned on the cash surplus is calculated based on a weighted average of each daily overnight AT&T money market rate and the monthly rates earned by any money managers used by AT&T. At September 30, 2015, we had outstanding net cash advances due to AT&T of $2,207 million, under the Agreement that are reflected in "Accounts payable and accrued liabilities" in the Consolidated Balance Sheets. For the nine months ended September 30, 2015, we received $2,207 million, in "Net borrowings from AT&T" in the Consolidated Statements of Cash Flows, from AT&T, primarily to fund the early redemption of our 2016 Notes, as further discussed in Note 3 above.

DIRECTV and affiliates
We determine our income taxes based upon a tax sharing agreement with our Parent, which generally provides that the current income tax liability or receivable be computed as if we were a separate taxpayer. Payments made to our Parent under this tax sharing arrangement for the nine months ended September 30, 2015 and 2014 were $672 million and $927 million, respectively. We also receive an allocation of employee benefit expenses from our Parent. We believe that our consolidated financial statements reflect our cost of doing business in accordance with SEC Staff Accounting Bulletin Topic 1.B, "Allocation of Expenses and Related Disclosures in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity."
We paid dividends to our Parent in the amounts of $3,950 million in the nine months ended September 30, 2015 and $1,500 million in the nine months ended September 30, 2014 from available cash and cash equivalents.
Transactions with the regional sports networks owned by DIRECTV are included as transactions with DIRECTV and affiliates.
Other
We consider companies in which we and our Parent hold equity method investments, such as Game Show Network LLC, NW Sports Net LLC and Houston Sports Holdings, LLC, to be related parties. We include transactions with these related parties in "Other" below.

DIRECTV HOLDINGS LLC
(a wholly owned subsidiary of DIRECTV Group Holdings, LLC)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(continued)
(Unaudited)

The following table summarizes revenues and expenses with related parties:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(Dollars in Millions)
Revenues:
AT&T	$9	$—	$9	$—
DIRECTV and affiliates	2	2	6	6
Other	—	1	2	3
Total	$11	$3	$17	$9
Expenses:
AT&T	$65	$—	$65	$—
DIRECTV and affiliates	12	13	55	39
Other	41	27	125	85
Total	$118	$40	$245	$124
The following table sets forth the amounts recorded in the Consolidated Balance Sheets for related party transactions as of:
	September 30, 2015	December 31, 2014
	(Dollars in Millions)
Accounts receivable	$261	$32
Prepaid Expenses	22	—
Accounts payable and accrued liabilities	2,255	83
Short-term liability	170	149
Long-term liability	1	1

DIRECTV HOLDINGS LLC
(a wholly owned subsidiary of DIRECTV Group Holdings, LLC)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(continued)
(Unaudited)

Note 7: Owner's Deficit
The following table sets forth a reconciliation of owner's deficit for the nine months ended September 30, 2015:
	Owner's Deficit
	Common Stock and Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Owner's Deficit

Balance as of January 1, 2015	$432	$(11,187)	$45	$(10,710)
Net income		1,880		1,880
Capital contribution from Parent	70			70
Dividend to Parent	(497)	(3,453)		(3,950)
Tax benefit from share-based compensation	23			23
Other	1	1		2
Other comprehensive loss			(42)	(42)
Balance as of September 30, 2015	$29	$(12,759)	$3	$(12,727)

The following table sets forth a reconciliation of owner's deficit for the nine months ended September 30, 2014:
	Owner's Deficit
	Common Stock and Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Owner's Deficit

Balance as of January 1, 2014	$26	$(12,308)	$14	$(12,268)
Net income		1,908		1,908
Capital contribution from Parent	55			55
Dividend to Parent	(65)	(1,435)		(1,500)
Tax benefit from share-based compensation	18			18
Other		2		2
Other comprehensive income			8	8
Balance as of September 30, 2014	$34	$(11,833)	$22	$(11,777)

DIRECTV HOLDINGS LLC
(a wholly owned subsidiary of DIRECTV Group Holdings, LLC)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(continued)
(Unaudited)

Other Comprehensive Income (Loss)
The following represents the components of other comprehensive income (loss) for each of the periods presented:
	Three Months Ended September 30,
	2015			2014
	Pre-Tax	Tax Benefit (Expense)	Net of Tax	Pre-Tax	Tax Benefit (Expense)	Net of Tax
	(Dollars in Millions)
Cash flows hedges:
Unrealized losses arising during the period	$(108)	$45	$(63)	$(78)	$29	$(49)
Reclassification adjustments included in "Other, net"	63	(24)	39	150	(56)	94
Other comprehensive income (loss)	$(45)	$21	$(24)	$72	$(27)	$45

	Nine Months Ended September 30,
	2015			2014
	Pre-Tax	Tax Benefit (Expense)	Net of Tax	Pre-Tax	Tax Benefit	Net of Tax
	(Dollars in Millions)
Cash flows hedges:
Unrealized losses arising during the period	$(170)	$69	$(101)	$(80)	$30	$(50)
Reclassification adjustments included in "Other, net"	95	(36)	59	92	(34)	58
Other comprehensive income (loss)	$(75)	$33	$(42)	$12	$(4)	$8

DIRECTV HOLDINGS LLC
(a wholly owned subsidiary of DIRECTV Group Holdings, LLC)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(continued)
(Unaudited)

Note 8: Subsequent Events
We evaluated subsequent events through November 17, 2015, which is the date the financial statements were available to be issued. We have not evaluated subsequent events after that date for presentation in these financial statements.

DIRECTV HOLDINGS LLC
(a wholly owned subsidiary of DIRECTV Group Holdings, LLC)

ITEM 2.	MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
On July 24, 2015, DIRECTV completed a merger transaction under which DIRECTV merged into Steam Merger Sub, LLC, a wholly owned direct subsidiary of AT&T Inc., or AT&T. Following the completion of the merger, or the Closing, Steam Merger Sub, LLC (a successor in interest to DIRECTV) was renamed DIRECTV Group Holdings, LLC.
DIRECTV Holdings LLC is an indirect, wholly owned subsidiary of DIRECTV Group Holdings, LLC and consists of DIRECTV Enterprises, LLC and DIRECTV, LLC and their wholly owned subsidiaries and DIRECTV Financing Co., Inc. We sometimes refer to DIRECTV Holdings LLC as DIRECTV Holdings, DIRECTV U.S., we or us and we sometimes refer to DIRECTV for periods prior to the Closing, and to DIRECTV Group Holdings, LLC for periods subsequent to the Closing, as our Parent.
The following management's discussion and analysis should be read in conjunction with our Parent's management's discussion and analysis of financial condition and results of operations included in our Parent's Annual Report on Form 10-K/A for the year ended December 31, 2014 filed with the SEC on June 4, 2015, our Parent's Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the SEC on  May 8, 2015, our Parent's Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2015 filed with the SEC on October 20, 2015, and all of our Parent's and AT&T's other filings, including Current Reports on Form 8-K, filed with the SEC after such date and through the date of this report. Effective November 9, 2015, our Parent is no longer a SEC registrant and neither it or any of its subsidiaries, including DIRECTV Holdings, is required to make current or periodic filings under the Securities and Exchange Act of  1934, as amended.
The notes to these Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations  may contain certain statements that we believe are, or may be considered to be, ''forward-looking statements''. These forward-looking statements generally can be identified by the use of statements that include phrases such as we ''believe'', ''expect'', ''anticipate'', ''intend'', ''plan'', ''foresee'', ''project'' or other similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements we make regarding our outlook for 2015 financial results, liquidity and capital resources.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include economic, business, competitive, national or global political, market and regulatory conditions and other risks which are described in more detail in our Parent's Annual Report on Form 10-K/A for the year ended December 31, 2014.

The financial information included herein has been prepared on a historical basis and does not include acquisition accounting, conforming accounting policy and metric calculation changes resulting from the close of the merger transaction with AT&T.

DIRECTV HOLDINGS LLC
(a wholly owned subsidiary of DIRECTV Group Holdings, LLC)

CONTENTS
The following is a discussion of our results of operations and financial condition. This discussion should be read in conjunction with the consolidated financial statements and related notes included in the Consolidated Financial Statements above. Information in this section is organized as follows:
•	Summary Data
•	Business Overview
•	Significant Events Affecting the Comparability of the Results of Operations
•	Key Terminology
•	Results of Operations
•	Liquidity and Capital Resources
•	Contractual Obligations
•	Contingencies
•	Certain Relationships and Related-Party Transactions
•	Critical Accounting Estimates

DIRECTV HOLDINGS LLC
(a wholly owned subsidiary of DIRECTV Group Holdings, LLC)

SUMMARY DATA
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(Dollars in Millions)
Consolidated Statements of Operations Data:
Revenues	$6,718	$6,506	$19,886	$18,865
Total operating costs and expenses	5,703	5,393	16,249	15,190
Operating profit	1,015	1,113	3,637	3,675
Interest income	1	1	5	2
Interest expense	(250)	(204)	(704)	(669)
Other, net	11	5	31	24
Income before income taxes	777	915	2,969	3,032
Income tax expense	(277)	(336)	(1,089)	(1,124)
Net income	$500	$579	$1,880	$1,908

	September 30, 2015	December 31, 2014
	(Dollars in Millions)
Consolidated Balance Sheets Data:
Cash and cash equivalents	$107	$3,211
Total current assets	3,372	6,639
Total assets	13,323	16,719
Total current liabilities	6,443	5,646
Long-term debt	16,989	19,327
Total owner's deficit	(12,727)	(10,710)
________________________
Reference should be made to the Notes to the Consolidated Financial Statements.

DIRECTV HOLDINGS LLC
(a wholly owned subsidiary of DIRECTV Group Holdings, LLC)

SUMMARY DATA - (continued)

(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(Dollars in Millions)
Other Data:
Operating profit before depreciation and amortization(1)
Operating profit	$1,015	$1,113	$3,637	$3,675
Add: Depreciation and amortization expense	434	435	1,305	1,290
Operating profit before depreciation and amortization	$1,449	$1,548	$4,942	$4,965
Operating profit before depreciation and amortization margin	21.6%	23.8%	24.9%	26.3%
Cash flow information
Net cash provided by operating activities	$1,144	$1,139	$3,418	$3,223
Net cash used in investing activities	(487)	(483)	(1,192)	(1,274)
Net cash used in financing activities	(1,640)	(156)	(5,330)	(1,381)
Free cash flow(2)
Net cash provided by operating activities	1,144	1,139	3,418	3,223
Less: Cash paid for property and equipment	(490)	(464)	(1,132)	(1,237)
Less: Cash paid for satellites	—	(19)	(47)	(52)
Free cash flow	$654	$656	$2,239	$1,934
_________________________________
(1)     Operating profit before depreciation and amortization, which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, can be calculated by adding amounts under the caption "Depreciation and amortization expense" to "Operating profit." This measure should be used in conjunction with GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. Our management and our Board of Directors use operating profit before depreciation and amortization to evaluate the operating performance of our company and our business segments and to allocate resources and capital to business segments. This metric is also used as a measure of performance for incentive compensation purposes and to measure income generated from operations that could be used to fund capital expenditures, service debt or pay taxes. Depreciation and amortization expense primarily represents an allocation to current expense of the cost of historical capital expenditures and for acquired intangible assets resulting from prior business acquisitions. To compensate for the exclusion of depreciation and amortization expense from operating profit, our management and our Board of Directors separately measure and budget for capital expenditures and business acquisitions.
We believe this measure is useful to investors, along with GAAP measures (such as revenues, operating profit and net income), to compare our operating performance to other communications, entertainment and media service providers. We believe that investors use current and projected operating profit before depreciation and amortization and similar measures to estimate our current or prospective enterprise value and make investment decisions. This metric provides investors with a means to compare operating results exclusive of depreciation and amortization expense. Our management believes this is useful given the significant variation in depreciation and amortization expense that can result from the timing of capital expenditures, the capitalization of intangible assets, potential variations in expected useful lives when compared to other companies and periodic changes to estimated useful lives.
Operating profit before depreciation and amortization margin is calculated by dividing Operating profit before depreciation and amortization by Revenues.
(2)     Free cash flow, which is a financial measure that is not determined in accordance with GAAP, can be calculated by deducting amounts under the captions "Cash paid for property and equipment", "Cash paid for subscriber leased equipment - subscriber acquisitions","Cash paid for subscriber leased equipment - upgrade and retention" and "Cash paid for satellites" from "Net cash provided by operating activities" from the Consolidated Statements of Cash Flows. This financial measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of cash flows from operating activities, as determined in accordance with GAAP. Our management and our Board of Directors use free cash flow to evaluate the cash generated by our current subscriber base, net of capital expenditures, for the purpose of allocating resources to activities such as adding new subscribers, retaining and upgrading existing subscribers, for additional capital expenditures and other capital investments or transactions and as a measure of performance for incentive compensation purposes. We believe this measure is useful to investors, along with other GAAP measures (such as cash flows from operating and investing activities), to compare our operating performance to other communications, entertainment and media companies. We believe that investors also use current and projected free cash flow to determine the ability of revenues from our current and projected subscriber base to fund required and discretionary spending and to help determine our financial value.

DIRECTV HOLDINGS LLC
(a wholly owned subsidiary of DIRECTV Group Holdings, LLC)

BUSINESS OVERVIEW
On July 24, 2015, DIRECTV completed a merger transaction under which DIRECTV merged into Steam Merger Sub, LLC, a wholly owned direct subsidiary of AT&T Inc., or AT&T. Following the completion of the merger, or the Closing, Steam Merger Sub, LLC (a successor in interest to DIRECTV) was renamed DIRECTV Group Holdings, LLC.
DIRECTV Holdings LLC is an indirect, wholly owned subsidiary of DIRECTV Group Holdings, LLC and consists of DIRECTV Enterprises, LLC and DIRECTV, LLC and their wholly owned subsidiaries and DIRECTV Financing Co., Inc. We sometimes refer to DIRECTV Holdings LLC as DIRECTV Holdings, DIRECTV U.S., we or us and we sometimes refer to DIRECTV for periods prior to the Closing, and to DIRECTV Group Holdings, LLC for periods subsequent to the Closing, as our Parent. We are the largest provider of direct-to-home, or DTH, digital television services and together with the Uverse service offered by AT&T, the largest provider in the multi-channel video programming distribution industry in the United States. As of September 30, 2015, DIRECTV U.S. had approximately 20.3 million subscribers.

DIRECTV HOLDINGS LLC
(a wholly owned subsidiary of DIRECTV Group Holdings, LLC)

SIGNIFICANT EVENTS AFFECTING THE COMPARABILITY OF THE RESULTS OF OPERATIONS
Financing Transactions

Nine Months Ended September 30, 2015 Financing Transactions
In March 2015, we repaid the 3.550% senior notes due in 2015, or the 2015 Notes, for the unpaid principal balance of $1,200 million, together with accrued and unpaid interest as of that date, as required by the indenture for the 2015 Notes.

In September 2015, we redeemed the outstanding 3.125% senior notes due 2016 and 3.500% senior notes due 2016 ("the 2016 Notes"). The aggregate principal amount of these 2016 Notes outstanding was $2,250 million and we made a cash payment of $2,283 million in the third quarter of 2015 to redeem such Notes.

Nine Months Ended September 30, 2014 Financing Transactions
On March 17, 2014, we issued, pursuant to a registration statement, $1,250 million in aggregate principal of 4.450% senior notes due in 2024 with proceeds, net of an original issue discount, of $1,245 million. We incurred $7 million of debt issuance costs in connection with this transaction.
On March 20, 2014, we exercised our early redemption right under the indenture of the 4.750% senior notes due in 2014 (the "2014 Notes") effective April 24, 2014. The redemption price was based on the remaining scheduled payments of principal and interest using a discount rate equal to the Treasury Rate (as defined in the indenture governing the 2014 Notes) plus 40 basis points, together with accrued and unpaid interest as of April 24, 2014. The aggregate principal amount of the 2014 Notes outstanding on March 20, 2014 was $1,000 million and we made a cash payment of $1,022 million in the second quarter of 2014 to redeem the 2014 Notes.

DIRECTV HOLDINGS LLC
(a wholly owned subsidiary of DIRECTV Group Holdings, LLC)

KEY TERMINOLOGY
The following key terminology is used in management's discussion and analysis of financial condition and results of operations:
Revenues.  We earn revenues mostly from monthly fees we charge subscribers for subscriptions to basic and premium channel programming, advanced receiver fees (which include HD, DVR and multi-room viewing), seasonal live sporting events and pay-per-view programming. We also earn revenues from monthly fees we charge subscribers for multiple set-top receivers, hardware revenues from subscribers who lease or purchase set-top receivers from us, warranty service fees and advertising services. Revenues are reported net of customer credits and discounted promotions.
Broadcast Programming and Other.  These costs primarily include license fees for subscription service programming, pay-per-view programming, seasonal live sporting and other events. Other costs include continuing service fees paid to third parties for active subscribers and warranty service costs.
Subscriber Service Expenses.  Subscriber service expenses include the costs of customer call centers, billing, remittance processing and service calls.
Broadcast Operations Expenses.  These expenses include broadcast center operating costs, signal transmission expenses (including costs of collecting signals for our local channel offerings), and costs of monitoring, maintaining and insuring our satellites. Also included are engineering expenses associated with deterring theft of our signal.
Subscriber Acquisition Costs.  These costs include the cost of set-top receivers and other equipment, commissions we pay to national retailers, independent satellite television retailers, dealers and telcos, and the cost of installation, advertising, marketing and customer call center expenses associated with the acquisition of new subscribers. Set-top receivers leased to new subscribers are capitalized in "Property and equipment, net" in the Consolidated Balance Sheets and depreciated over their useful lives. The amount of set-top receivers capitalized each period for subscriber acquisitions is included in "Cash paid for property and equipment" in the Consolidated Statements of Cash Flows.
Upgrade and Retention Costs.  Upgrade and retention costs are associated with upgrade efforts for existing subscribers that we believe will result in higher average monthly revenue per subscriber, or ARPU, and lower churn. Our upgrade efforts include subscriber equipment upgrade programs for advanced receivers and similar initiatives. Retention costs also include the costs of installing and providing hardware under our movers program for subscribers relocating to a new residence. Set-top receivers leased to existing subscribers under upgrade and retention programs are capitalized in "Property and equipment, net" in the Consolidated Balance Sheets and depreciated over their estimated useful lives. The amount of set-top receivers capitalized each period for upgrade and retention programs is included in "Cash paid for property and equipment" in the Consolidated Statements of Cash Flows.
General and Administrative Expenses.  General and administrative expenses include departmental costs for legal, administrative services, finance, marketing and information technology. These costs also include expenses for bad debt and other operating expenses, such as legal settlements, and gains or losses from the sale or disposal of fixed assets.

Average Monthly Revenue Per Subscriber.  We calculate ARPU by dividing average monthly revenues, net of customer credits and discounted promotions, for the period (total revenues during the period divided by the number of months in the period) by average subscribers for the period. We calculate average subscribers for the period by adding the number of subscribers as of the beginning of the period and for each quarter end in the current year or period and dividing by the sum of the number of quarters in the period plus one.
Subscriber Count.  The total number of subscribers represents the total number of subscribers actively subscribing to our service, including subscribers who have suspended their account for a particular season of the year because they are temporarily away from their primary residence and subscribers who are in the process of relocating and commercial equivalent viewing units.
SAC.  We calculate SAC, which represents total subscriber acquisition costs stated on a per subscriber basis, by dividing total subscriber acquisition costs for the period by the number of gross new subscribers acquired during the period. We calculate total subscriber acquisition costs for the period by adding together "Subscriber acquisition costs" expensed during the period and the amount of cash paid for equipment leased to new subscribers during the period.

DIRECTV HOLDINGS LLC
(a wholly owned subsidiary of DIRECTV Group Holdings, LLC)

RESULTS OF OPERATIONS
Three Months Ended September 30, 2015 Compared to Three Months Ended September 30, 2014
The following table provides operating results and a summary of key subscriber data for the periods presented:
	Three Months Ended and As of September 30,		Change
	2015	2014	$	%
	(Dollars in Millions, Except Per Subscriber Amounts)
Revenues	$6,718	$6,506	$212	3.3%
Operating costs and expenses
Costs of revenues, exclusive of depreciation and amortization expense
Broadcast programming and other	3,202	3,057	145	4.7%
Subscriber service expenses	437	397	40	10.1%
Broadcast operations expenses	78	74	4	5.4%
Selling, general and administrative expenses, exclusive of depreciation and amortization expense
Subscriber acquisition costs	836	776	60	7.7%
Upgrade and retention costs	321	347	(26)	(7.5)%
General and administrative expenses	395	307	88	28.7%
Depreciation and amortization expense	434	435	(1)	(0.2)%
Total operating costs and expenses	5,703	5,393	310	5.7%
Operating profit	$1,015	$1,113	$(98)	(8.8)%
Operating profit margin	15.1%	17.1%	—	—
Other data:
Operating profit before depreciation and amortization	$1,449	$1,548	$(99)	(6.4)%
Operating profit before depreciation and amortization margin	21.6%	23.8%	—	—
Total number of subscribers (in thousands)	20,284	20,203	81	0.4%
ARPU	$110.41	$107.27	$3.14	2.9%
Net subscriber additions (disconnections) (in thousands)	5	(28)	33	*NM
Average subscriber acquisition costs—per subscriber (SAC)	$903	$898	$5	0.6%
Capital expenditures:
Property and equipment	$291	$187	$104	55.6%
Subscriber leased equipment - subscriber acquisitions	133	143	(10)	(7.0)%
Subscriber leased equipment - upgrade and retention	66	134	(68)	(50.7)%
Satellites	—	19	(19)	(100.0)%
Total capital expenditures	$490	$483	$7	1.4%
_________________________
* Percentage not meaningful
Subscribers.    In the third quarter of 2015, net subscriber additions improved primarily due to higher gross subscriber additions as compared to the third quarter of 2014. Gross subscriber additions increased primarily as a result of strong sales from AT&T retail stores. This improvement was partially offset by slightly higher average monthly subscriber churn driven by price increases and the competitive environment.
Revenues.    DIRECTV U.S. revenues increased in the third quarter of 2015 as a result of higher ARPU and a larger subscriber base. The increase in ARPU resulted primarily from  price increases on programming packages, higher set-top box lease, advanced receiver and regional sports networks fees, partially offset by increased promotional offers to new and existing subscribers, as well as one fewer week of NFL games in the third quarter of 2015 as compared to the third quarter of 2014.

DIRECTV HOLDINGS LLC
(a wholly owned subsidiary of DIRECTV Group Holdings, LLC)

Operating profit before depreciation and amortization.    Operating profit before depreciation and amortization decreased in the third quarter of 2015 as compared to the third quarter of 2014 as the higher revenues coupled with lower upgrade and retention costs, were more than offset by higher broadcast programming and other costs, higher general and administrative expenses and higher subscriber acquisition costs. Upgrade and retention costs decreased primarily due to a lower upgrade volume. Broadcast programming and other costs increased primarily due to annual program supplier rate increases and a larger subscriber base. General and administrative expenses increased primarily due to merger related costs incurred as a result of the close of the AT&T merger transaction.
 Subscriber acquisition costs increased as a result of an increase in gross subscriber additions, as well as an increase in the use of refurbished equipment.
 Operating profit before depreciation and amortization margin declined primarily due to the higher general and administrative and subscriber service expenses, higher subscriber acquisition costs and higher broadcast programming and other costs. The decline was partially offset by lower upgrade and retention expenses.
Operating profit.    Operating profit decreased in the third quarter of 2015 as compared to the third quarter of 2014 due to the lower operating profit before depreciation and amortization.
Operating profit margin decreased in the third quarter of 2015 as compared to the third quarter of 2014 due to the decrease in operating profit before depreciation and amortization margin, partially offset by a slight decline in depreciation and amortization expense.
Interest expense.    Interest expense was $250 million in the third quarter of 2015 and $204 million in the third quarter of 2014. The increase in interest expense was primarily due to a call premium incurred as a result of the redemption of our 3.125% senior notes due 2016 and 3.500% senior notes due 2016 in the third quarter of 2015.
Other, net.    The significant components of "Other, net" were as follows:
	Three Months Ended September 30,		Change
	2015	2014	$
	(Dollars in Millions)
Equity in earnings from unconsolidated affiliates	$16	$7	$9
Interest rate swap loss	(3)	(1)	(2)
Other	(2)	(1)	(1)
Total	$11	$5	$6
Income Tax Expense.    We recognized income tax expense of $277 million for the third quarter of 2015 compared to $336 million for the third quarter of 2014, and the effective tax rate for the third quarter of 2015 was 35.6% compared to 36.7% for the third quarter of 2014. The decrease in income tax expense is primarily due to a decrease in operating profit.

DIRECTV HOLDINGS LLC
(a wholly owned subsidiary of DIRECTV Group Holdings, LLC)

Nine Months Ended September 30, 2015 Compared to Nine Months Ended September 30, 2014
The following table provides operating results and a summary of key subscriber data for the periods presented:
	Nine Months Ended and As of September 30,		Change
	2015	2014	$	%
	(Dollars in Millions, Except Per Subscriber Amounts)
Revenues	$19,886	$18,865	$1,021	5.4%
Operating costs and expenses
Costs of revenues, exclusive of depreciation and amortization expense
Broadcast programming and other	9,321	8,625	696	8.1%
Subscriber service expenses	1,226	1,130	96	8.5%
Broadcast operations expenses	235	221	14	6.3%
Selling, general and administrative expenses, exclusive of depreciation and amortization expense
Subscriber acquisition costs	2,221	2,085	136	6.5%
Upgrade and retention costs	930	942	(12)	(1.3	) %
General and administrative expenses	1,011	897	114	12.7%
Depreciation and amortization expense	1,305	1,290	15	1.2%
Total operating costs and expenses	16,249	15,190	1,059	7.0%
Operating profit	$3,637	$3,675	$(38)	(1.0	) %
Operating profit margin	18.3%	19.5%	—	—
Other data:
Operating profit before depreciation and amortization	$4,942	$4,965	$(23)	(0.5	) %
Operating profit before depreciation and amortization margin	24.9%	26.3%	—	—
Total number of subscribers (in thousands)	20,284	20,203	81	0.4%
ARPU	$108.67	$103.57	$5.10	4.9%
Net subscriber disconnections (in thousands)	(68)	(50)	(18)	(36.0	) %
Average subscriber acquisition costs—per subscriber (SAC)	$920	$872	$48	5.5%
Capital expenditures:
Property and equipment	$574	$514	$60	11.7%
Subscriber leased equipment - subscriber acquisitions	343	375	(32)	(8.5	) %
Subscriber leased equipment - upgrade and retention	215	348	(133)	(38.2	) %
Satellites	47	52	(5)	(9.6	) %
Total capital expenditures	$1,179	$1,289	$(110)	(8.5	) %
_________________
*Percentage not meaningful
Subscribers.    In the nine months ended September 30, 2015, net subscriber disconnections increased due to the impact of a lower average monthly churn rate, which was more than offset by slightly lower gross subscriber additions when compared to the nine months ended September 30, 2014. Gross subscriber additions decreased primarily as a result of stricter credit policies. The improvement in average monthly churn was primarily due to a continued focus on attracting higher quality new subscribers and improved macroeconomic conditions, which resulted in higher customer pay rates, as well as successful winback initiatives, mainly in the first quarter of 2015.
 Revenues.    DIRECTV U.S. revenues increased in the nine months ended September 30, 2015 as a result of higher ARPU and a larger subscriber base. The increase in ARPU resulted primarily from price increases on programming packages, higher set-top box lease, advanced receiver and regional sports networks fees, as well as higher pay-per-view event revenues driven by a major boxing match that occurred in the nine months ended September 30, 2015. These improvements were partially offset by increased promotional offers to existing subscribers.

DIRECTV HOLDINGS LLC
(a wholly owned subsidiary of DIRECTV Group Holdings, LLC)

Operating profit before depreciation and amortization.    Operating profit before depreciation and amortization  decreased slightly in the nine months ended September 30, 2015 as compared to the nine months ended September 30, 2014, as higher revenues were more than offset offset by higher broadcast programming and other costs, increased subscriber acquisition costs and higher general and administrative and subscriber service expenses. Broadcast programming and other costs increased primarily due to annual program supplier rate increases and a larger subscriber base, as well as higher pay-per-view events expenses. Subscriber acquisition costs increased primarily due to an increase in higher quality subscribers from the consumer electronics distribution channel and an increase in marketing costs. General and administrative expenses increased primarily due to restructuring costs incurred as a result of the close of the AT&T merger transaction. Subscriber service expenses increased mainly as a result of customer service initiatives.

Operating profit before depreciation and amortization margin decreased in the nine months ended September 30, 2015 as compared to the nine months ended September 30, 2014 primarily due to the higher broadcast programming and other costs, as well as higher general and administrative expenses.
Operating profit.    Operating profit decreased in the nine months ended September 30, 2015 compared to the nine months ended September 30, 2014 primarily due to the decrease in operating profit before depreciation and amortization.
Operating profit margin decreased in the nine months ended September 30, 2015 as compared to the nine months ended September 30, 2014 primarily due to the decrease in operating profit before depreciation and amortization margin, partially offset by the impact of slower relative growth in depreciation and amortization expense.
Interest income.    Interest income was $5 million in the nine months ended September 30, 2015 and $2 million in the nine months ended September 30, 2014.
Interest expense.    Interest expense was $704 million in the nine months ended September 30, 2015 and $669 million in the nine months ended September 30, 2014. The increase in interest expense was primarily due a higher call premium incurred in the nine months ended September 30, 2015 as compared to the nine months ended September 30, 2014 as a result of the redemption of our senior notes.
Other, net.    The significant components of "Other, net" were as follows:
	Nine Months Ended September 30,		Change
	2015	2014	$
	(Dollars in Millions)
Equity in earnings from unconsolidated affiliates	$37	$18	$19
Net losses (gains) from sale of investments	(5)	7	(12)
Interest rate swap gain	(1)	—	(1)
Other	—	(1)	1
Total	$31	$24	$7
Income Tax Expense.    We recognized income tax expense of $1,089 million for the nine months ended September 30, 2015 compared to $1,124 million for the nine months ended September 30, 2014. The effective tax rate for the nine months ended September 30, 2015 was 36.7% compared to 37.1% for the nine months ended September 30, 2014, primarily due to an increase in the domestic production activities deduction.

DIRECTV HOLDINGS LLC
(a wholly owned subsidiary of DIRECTV Group Holdings, LLC)

LIQUIDITY AND CAPITAL RESOURCES
 Our principal sources of liquidity are our cash, cash equivalents and the cash flow that we generate from our operations. We expect that net cash provided by operating activities will grow and believe that our existing cash balances and cash provided by operations will be sufficient to fund our existing business plan.
As of September 30, 2015, our cash and cash equivalents totaled $107 million compared to $3,211 million at December 31, 2014. As a measure of liquidity, the current ratio (ratio of current assets to current liabilities) was 0.52 at September 30, 2015 and 1.18 at December 31, 2014.
Cash Flows Provided by Operating Activities
Net cash flows provided by operating activities increased to $3,418 million for the nine months ended September 30, 2015 from $3,223 million for the nine months ended September 30, 2014. The increase was primarily due to an increase in working capital related to the timing of accounts receivable, prepaid expenses and accounts payable and accrued liabilities.
Cash Flows Used in Investing Activities
 Net cash flows used in investing activities decreased to $1,192 million for the nine months ended September 30, 2015 from $1,274 million for the nine months ended September 30, 2014. The decrease was primarily due to lower capital expenditures for subscriber leased set-top receivers.
Cash Flows Used in Financing Activities
Net cash flows used in financing activities increased to $5,330 million for the nine months ended September 30, 2015 from net cash flows used in financing activities of $1,381 million for the nine months ended September 30, 2014. The increase was due to higher repayments of long-term debt, increased dividends to our Parent, partially offset by an increase in net borrowings from AT&T, and a decrease in long-term debt issuances in the nine months ended September 30, 2015.
Debt
At September 30, 2015, we had $16,989 million in total outstanding borrowings, which consisted of senior notes. Our outstanding borrowings are more fully described in Note 3 of the Notes to the Consolidated Financial Statements above and in Note 10 of the Notes to the Consolidated Financial Statements in Item 8, Part II of our Parent's 2014 Form 10-K/A.
As appropriate, we will evaluate our optimal leverage on an ongoing basis. We may purchase our outstanding senior notes in the future from time to time in open market transactions or otherwise as part of liability management initiatives.

Senior Notes. In March 2015, we repaid the 3.550% senior notes due in 2015, or the 2015 Notes, for the unpaid principal balance of $1,200 million, together with accrued and unpaid interest as of that date, as required by the indenture for the 2015 Notes.
In September 2015, we redeemed $2,250 million in aggregate principal amount of debt consisting of all the outstanding 3.125% senior notes due 2016 and 3.500% senior notes due 2016.
On March 20, 2014, we exercised our early redemption right under the indenture of the 4.750% senior notes due in 2014 (the "2014 Notes") effective April 24, 2014. The redemption price was based on the remaining scheduled payments of principal and interest using a discount rate equal to the Treasury Rate (as defined in the indenture governing the 2014 Notes) plus 40 basis points, together with accrued and unpaid interest as of April 24, 2014. The aggregate principal amount of the 2014 Notes outstanding on March 20, 2014 was $1,000 million and we made a cash payment of $1,022 million in the second quarter of 2014 to redeem the 2014 Notes.

DIRECTV HOLDINGS LLC
(a wholly owned subsidiary of DIRECTV Group Holdings, LLC)

At September 30, 2015, our senior notes had a carrying value of $16,989 million and a weighted-average coupon of 4.66%. The principal amount of our senior notes which have not been redeemed mature as follows: $1,250 million in 2017, $750 million in 2018, $1,000 million in 2019, $1,300 million in 2020 and $12,673 million thereafter.
Included in the amounts above are €500 million in aggregate principal of 2.750% senior notes due in 2023, £750 million in aggregate principal of 4.375% senior notes due in 2029, and £350 million in aggregate principal of 5.200% senior notes due in 2033. In connection with the issuance of these senior notes, we entered into cross-currency swap agreements to manage the related foreign exchange risk by effectively converting all of the fixed-rate British pound sterling and fixed-rate Euro denominated debt, including annual interest payments and the payment of principal at maturity, to fixed-rate U.S. dollar denominated debt. During the third quarter of 2015, we settled cross currency swaps with a notional amount of $2,418 million and entered into new cross currency swaps with a notional amount of $2,267 million. In connection with this transaction, we made a cash payment of $111 million, which is included in "Net cash used in financing activities" in the Consolidated Statements of Cash Flows. These cross-currency swaps are designated and qualify as cash flow hedges. The terms of the cross-currency swap agreements correspond to the related hedged senior notes and have maturities ranging from May 2023 to November 2033.

All of our senior notes were issued by DIRECTV Holdings LLC and DIRECTV Financing Co., Inc., or the Co-Issuers, and were registered under the Securities Act of 1933, as amended. Effective November 9, 2015, all of our senior notes were deregistered with the SEC.
Revolving Credit Facilities and Commercial Paper
Concurrent with the AT&T merger transaction close on July 24, 2015, we terminated our revolving credit facilities and commercial paper program which included the ability for us to borrow up to $2.5 billion.
Covenants and Restrictions
The senior notes include covenants that limit DIRECTV U.S.'s and its subsidiaries' ability to, among other things, (i) incur certain liens, (ii) engage in certain sale leaseback transactions, and (iii) merge, consolidate or sell substantially all of its assets. If DIRECTV U.S. and its subsidiaries fail to comply with these covenants, all or a portion of its borrowings under the senior notes could become immediately payable. The senior notes provide that the borrowings may be required to be prepaid if certain change-in-control events, coupled with a ratings decline, occur.
DIRECTV Group Holdings, LLC Guarantors.  Following the close of the AT&T merger transaction discussed in Note 1 of the Notes to the Consolidated Financial Statements, DIRECTV Group Holdings, LLC assumed as the successor of DIRECTV the guarantee of the senior notes on the terms set forth in the respective Supplemental Indentures and the Guarantee, dated as of July 24, 2015, with respect to each Supplemental Indenture (collectively, the "Guarantees"). For further information, refer to the Form 8-K filed with the SEC on July 24, 2015 by AT&T.
DIRECTV Group Holdings, LLC guarantees all of the senior notes outstanding, jointly and severally with DIRECTV Holdings LLC's material domestic subsidiaries. DIRECTV Group Holdings, LLC unconditionally guarantees that the principal and interest on the respective senior notes will be paid in full when due and that the obligations of the Co-Issuers to the holders of the outstanding senior notes will be performed.
As a result of the Guarantees, holders of the senior notes may have the benefit of DIRECTV Group Holdings, LLC 's interests in the assets and related earnings of our operations that are not held through DIRECTV Holdings LLC and its subsidiaries. Those operations are primarily our DTH digital television services throughout Latin America which are held by DIRECTV Latin America and our regional sports networks which are held by DIRECTV Sports Networks, LLC, or DSN. However, the subsidiaries that own and operate the DIRECTV Latin America business and the regional sports networks have not guaranteed the senior notes.

DIRECTV HOLDINGS LLC
(a wholly owned subsidiary of DIRECTV Group Holdings, LLC)

The Guarantees are unsecured senior obligations of DIRECTV Group Holdings, LLC and rank equally in right of payment with all of DIRECTV Group Holdings, LLC's existing and future senior debt and rank senior in right of payment to all of DIRECTV Group Holdings, LLC 's future subordinated debt, if any. The Guarantees are effectively subordinated to all existing and future secured obligations, if any, of DIRECTV Group Holdings, LLC to the extent of the value of the assets securing the obligations. DIRECTV Group Holdings, LLC is not subject to the covenants contained in the indentures governing the senior notes and the Guarantees will terminate and be released on the terms set forth in each of the indentures.
Contingencies
Other.    Several factors may affect our ability to fund our operations and commitments that we discuss in "Contractual Obligations" and "Contingencies" below. In addition, our future cash flows may be reduced if we experience, among other things, significantly higher subscriber additions than planned, increased subscriber churn or upgrade and retention costs, higher than planned capital expenditures for satellites and broadcast equipment, satellite anomalies or signal theft.

DIRECTV HOLDINGS LLC
(a wholly owned subsidiary of DIRECTV Group Holdings, LLC)

CONTRACTUAL OBLIGATIONS
The following table sets forth our contractual obligations as of September 30, 2015, including the future periods in which payments are expected. The contractual obligations below do not include payments that could be made related to our net unrecognized tax benefits liability, which amounted to $434 million as of September 30, 2015. The timing and amount of any future payments is not reasonably estimable, as such payments are dependent on the completion and resolution of examinations with tax authorities. We do not expect a significant payment related to these obligations within the next twelve months.
	Payments Due By Period
Contractual Obligations	Total	2015	2016-2017	2018-2019	2020 and thereafter
	(Dollars in Millions)
Long-term debt obligations (Note 3)(a)	$27,621	$478	$2,839	$3,270	$21,034
Purchase obligations(b)	13,593	491	3,552	3,256	6,294
Operating lease obligations(c)	729	21	142	132	434
Capital lease obligations	75	6	43	16	10
Total	$42,018	$996	$6,576	$6,674	$27,772
_______________________________________________
(a)	Long-term debt obligations include interest calculated based on the rates in effect at September 30, 2015, however, the obligations do not reflect potential prepayments required under indentures.
(b)
Purchase obligations consist primarily of broadcast programming commitments, regional professional team rights agreements, service contract commitments and satellite construction and launch contracts. Broadcast programming commitments include guaranteed minimum contractual commitments that are typically based on a flat fee or a minimum number of required subscribers subscribing to the related programming. Actual payments may exceed the minimum payment requirements if the actual number of subscribers subscribing to the related programming exceeds the minimum amounts. Service contract commitments include minimum commitments for the purchase of services that have been outsourced to third parties, such as billing services, telemetry, tracking and control services and broadcast center services. In most cases, actual payments, which are typically based on volume, usually exceed these minimum amounts.

(c)	Certain of the operating leases contain variable escalation clauses and renewal or purchase options, which we do not consider in the amounts disclosed.

CONTINGENCIES
For a discussion of "Contingencies," refer to Note 5 of the Notes to the Consolidated Financial Statements above.
CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
For a discussion of "Certain Relationships and Related-Party Transactions," refer to  Note 6 of the Notes to the Consolidated Financial Statements above.
CRITICAL ACCOUNTING ESTIMATES
For a discussion of our "Critical Accounting Estimates," see Item 7. Critical Accounting Estimates in Part II of our Parent's Annual Report on Form 10-K/A for the year ended December 31, 2014.
* * *